Exhibit (j)(2)


                            [LETTERHEAD OF DECHERT]


February 28, 2001


Pilgrim Russia Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re: Pilgrim Russia Fund, Inc. (formerly Pilgrim Troika Dialog Russia Fund, Inc.)
    (File Nos. 333-2265 and 811-7587)


Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 9 to the Registration Statement of Pilgrim Russia Fund, Inc. (formerly Pilgrim Troika Dialog Russia Fund, Inc.). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert